Note About Forward-Looking Statements
This report includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward- looking statements may appear throughout this report, including the following sections: “Business” (Part I, Item 1 of this Form 10- K), “Risk Factors” (Part I, Item 1A of this Form 10-K), and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (Part II, Item 7 of this Form 10- K). These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions or the negative of such terms. However, the absence of these words does not mean that a statement is not forward-looking. Forward -looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe certain risks and uncertainties that could cause actual results and events to differ materially in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures about Market Risk” (Part II, Item 7A of this Form 10 -K). Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes. This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in “Risk Factors” starting on page 12 and elsewhere in this Annual Report. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Volato Group, Inc.
Overview of Our Business
Our revenue is generated through airplane sales and software-as-a-service subscriptions. Our aircraft ownership program was an asset-lite model whereby we sell each fleet aircraft to a limited liability company (LLC) and sell LLC membership interests to third-party owners. The LLC then leased the aircraft back to us for management and charter operation on behalf of the LLC under 14 C.F.R. Part 135. In turn, program participants (JetShare owners) invested in those special purpose entities to fund the aircraft purchase. We operated the aircraft on behalf of the special purpose entity and entered into charter agreements with the individual JetShare owners to provide preferential access and charter pricing for our HondaJet fleet.

In September 2024, we entered into an agreement with flyExclusive, a leading provider of private jet charter services, to transition our aircraft ownership program fleet operations to flyExclusive. This move is expected to bring substantial cost savings and provide Volato with the opportunity to focus on what it believes to be its high-growth areas, including aircraft sales and products and services utilizing our proprietary software. Volato expects benefit from the margins on aircraft sales without the burden of operational costs, while also generating revenue from its proprietary software, including the Vaunt platform, Volato’s successful empty leg consumer app. In the fourth quarter of 2024, we transferred the aircraft lease agreements to flyExclusive and have no further obligations under the aircraft lease agreements or control over such flight operations. Items related to our aircraft ownership program fleet operations are now included in discontinued operations. The sale of GC Aviation, Inc. in March 2025 also resulted in the retroactive presentation of the GC Aviation’s managed aircraft business as discontinued operations.
Financial highlights for the year ended December 31, 2024 include:
•We generated total revenue of $39.1 million an increase of $17.6 million, or 82%, compared to the year ended December 31, 2023, primarily related to an increase in aircraft sales of $16.7 million as we took delivery of our first Gulfstream G280;
•Net loss from continuing operations was $21.2 million compared to $20.1 million in 2023. The increase in net loss from continuing operations was the result of increased cost of being a publically traded company, and;
•We incurred a net loss of $40.6 million for the year ended December 31, 2024, representing a $12.2 million decrease in loss over the prior year.
Key Factors Affecting Results of Operations
We believe that the following factors have affected our financial condition and results of operations and are expected to continue to have a significant effect:
Airplane Sales
Historically, we have taken delivery of HondaJet aircraft, manufactured by Honda Aircraft Company (“Honda”) and Gulfstream G280 aircraft manufacture by Gulfstream Aerospace Corporation (“Gulfstream”) and sold these airplanes to third parties. Airplane manufacturing is subject to interruptions or supply chain disruption. The purchase agreement with Honda was terminated on September 10, 2024. Our revenue is subject to timing of delivery and sale of airplanes.

Costs and Expense Management
In 2022 and 2023, we invested in the core business systems, processes and people required to safely operate a growing, publicly traded private aviation company. In September 2024, we entered into an agreement with flyExclusive to transition our fleet operations to flyExclusive. This move has resulted in substantial cost savings and provides us with the opportunity to focus on what we believe to be our high-growth areas, including aircraft sales and proprietary software. We will continue to take delivery of and sell new aircraft. We expect to benefit from the margins on aircraft sales without the burden of operational costs, while also generating revenue from its proprietary software, including the Vaunt platform, our successful empty leg consumer app.
Economic Conditions
The private aviation industry is volatile and affected by economic cycles and trends. Our financial performance is susceptible to the timing of delivery and sale of airplanes. Our cost structure and private aviation demand levels had been greatly impacted by the changes in government regulations, consumer confidence, safety concerns, and other factors.
Results of Operations
Comparison of year ended December 31, 2024 and 2023
The following table sets forth our results of operations for the years ended December 31, 2024 and 2023 (in thousands, except percentages):

	For the Years Ended December 31,		Change In
	2024	2023	$	%
Revenue	$39,064	$21,466	$17,598	82%

Costs and expenses:
Cost of revenue	32,181	17,879	14,302	80%
Selling, general and administrative	15,506	7,527	7,979	106%
Total costs and expenses	47,687	25,406	22,281	88%

Operating Loss	(8,623)	(3,940)	(4,683)	119%

Other income (expenses):
Gain from sale of consolidated entity	—	387	(387)	(100)%
Other income, net	212	180	32	18%
Loss from change in fair value of forward purchase agreement	(2,983)	(13,403)	10,420	(78)%
Loss on extinguishment of debt	(2,804)	—	(2,804)	100%
Interest expense, net	(7,493)	(3,358)	(4,135)	123%
Other income (expenses)	(13,068)	(16,194)	3,126	(19)%

Loss before provision for income taxes and discontinued operations	(21,691)	(20,134)	(1,557)	8%
Provision for incomes taxes (benefit)	(507)	2	(509)	(25449)%
Net loss from continuing operations	(21,184)	(20,136)	(1,048)	5%
Net loss from discontinued operations	(19,461)	(32,686)	13,225	(40)%
Net loss	$(40,645)	$(52,822)	$12,177	(23)%

Revenue
Revenue consists of the following (in thousands, except percentages):

	Year Ended December 31,		Change In
	2024	2023	$	%
Aircraft sales	$38,150	$21,443	$16,707	78%
Subscription	914	23	891	3874%
Total	$39,064	$21,466	$17,598	82%

Revenue increased by $17.6 million for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase in revenue was primarily the result of an increase in aircraft sales of $16.7 million during the year ended December 31, 2024 compared to the prior year. The increase in revenue from aircraft sales was the result of the delivery and sale of our first Gulfstream G280 in 2024. We have orders for three additional Gulfstream G280s and expect delivery in 2025. Our subscription based revenues are attributable to our Vaunt platform which began to generate revenue during the 2024 fiscal year.
Cost of Revenue
Cost of revenue comprises expenses tied to the associated revenue streams: aircraft sales and subscription based revenue. Aircraft sales cost of revenue is our purchase price of the aircraft. Subscription costs includes costs we incur related to our proprietary software, the Vaunt platform.
Costs of revenue consists of the following (in thousands, except percentages):

	Year Ended December 31,		Change In
	2024	2023	$	%
Aircraft sales	$32,037	$17,765	$14,272	80%
Subscription	144	114	30	26%
Total	$32,181	$17,879	$14,302	80%

Cost of revenue increased by $14.3 million for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase in cost of revenue was a result of an increase in aircraft sales as we took delivery of our first Gulfstream G280 aircraft in the year ended December 31, 2024.
Selling, general and administrative
Selling, general and administrative expenses increased by $8.0 million for the year ended December 31, 2024 to $15.5 million, compared to the year ended December 31, 2023. The increase in selling, general and administrative is primarily related to higher professional fees and other costs associated with the being a public company. Approximately $2.3 million of our general and administrative costs are attributable to costs to support and administer our public reporting and compliance obligations, such as legal fees, audit fees, fees owed to maintain our NYSE American listing, printing and SEC filing fees, and higher advertising and marketing fees of $1.3 million for our Vaunt platform. As a result of the transition of our flight operations to flyExclusive, we substantially reduced our projected costs and expect selling, general and administration costs to be approximately $1.9 million per quarter in 2025.
Gain from sale of consolidated entity
Gain on sale of consolidated entity consists of the gain on the sale of Fly Dreams LLC during 2023.

Loss on change in value of financial instruments

As part of the Business Combination, we entered into an agreement for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”). We recorded a fair value adjustment on the Forward Purchase Agreement resulting in a $13.4 million loss on the change in fair value as of December 31, 2023. In July 2024, the Forward Purchase Agreement was terminated. As of December 31, 2024, we recorded a fair value adjustment on the Forward Purchase Agreement resulting a non-cash loss of $3.0 million for the year ended December 31, 2024.
Loss on extinguishment of debt

The loss on extinguishment of debt upon relates to the settlement of certain liabilities by the issuance of shares of common stock at a discount.

Interest Expense
Interest expense primarily consists of interest related to our aircraft purchase and sale agreement with TVPX Aircraft Solutions, Inc., the business loan and security agreement with TVT Capital Source LLC, credit facilities and convertible notes and amortization of debt issuance costs. Interest expense increased $4.1 million during the year ended December 31, 2024 as compared to the year ended December 31, 2023 primarily as a result of the aircraft purchase agreement and the business loan and security agreement.
Liquidity and Capital Resources
Overview
Our principal sources of liquidity have historically consisted of financing activities, including proceeds from the issuance of stock, borrowings under our credit facilities, and capital raises from convertible debt and preferred stock. We additionally managed liquidity through the aircraft sales which provides up front deposits from our customers and aircraft usage. As of December 31, 2024, we had $2.2 million of cash and cash equivalents and $1.8 million in restricted cash which will become available in Q1 2025. During the year ended December 31, 2024, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”). Under the Securities Purchase Agreement, the Company has agreed to issue 10% original issue discount senior unsecured convertible promissory notes (“Notes”) in an aggregate original principal amount of up to $36.0 million, which will be convertible into shares of the Company’s Class A common stock. The closing of the first tranche was consummated on December 4, 2024, and the Company issued the initial Note for an aggregate original principal amount of $4.5 million (the “Initial Tranche”). The second Note is expected to be an aggregate original principal amount of $1.5 million, and will be issued after the satisfaction of certain conditions precedent, including the Company having an effective registration statement for the resale of the shares of common stock issuable pursuant to the Notes. Any additional Notes will be aggregate principal amounts agreed to by the parties; provided, that no additional Note will be in an amount in excess of $4.0 million, unless otherwise mutually agreed to by the Company and the investor. Further, no additional Notes will be issued at any time when the aggregate principal balance outstanding on all previously issued Notes is greater than $2.0 million. It is also a condition to closing of any additional Notes that during the twenty (20) trading days immediately preceding the most recent additional closing, a minimum of $500 thousand in shares of common stock has been traded and the daily VWAP (as defined in the Notes) of the common stock is greater than the Conversion Price (as defined in the Notes). Each Note will mature twelve (12) months after the issuance date.

During 2023, the pre-business combination Company closed a series of preferred stock subscriptions, raising a total of $24.2 million and converted $38.4 million of convertible promissory notes into shares of the Company’s preferred stock.

Our primary needs for liquidity are to fund working capital, acquisitions, debt service requirements, and for general corporate purposes.

We believe factors that could affect our liquidity include the ability of Gulfstream to meet our delivery schedule and our ability to sell those aircraft, our ability to raise additional funds on favorable terms, the timing and extent of spending on software development and other growth initiatives, our ability to manage our expense, and overall economic conditions. To the extent that our current liquidity is insufficient to fund future activities, we will need to raise additional funds. We may attempt to raise additional capital through the sale of equity securities, through debt financing arrangements, or both. Raising additional funds by issuing equity securities will dilute the ownership of existing shareholders. The occurrence of additional debt financing would result in debt service obligations, and any future instruments governing such debt could provide for operating and financing covenants that could restrict our operations. In the event that additional funds are required from outside sources, we may not be able to raise it on terms acceptable to us or at all.
We have incurred negative cash flows from operating activities and significant losses from operations historically. We believe our cash on hand, together with our results of operations including our planned sale of aircraft during the year ending December 31, 2025, and any additional capital raise will be sufficient to meet our projected working capital and capital expenditure requirements for a period of at least 12 months from the date of this report.
Cash Flows
The following table summarizes our cash flows for the twelve months ended December 31, 2024, and 2023 (in thousands):

	Year Ended December 31,
	2024	2023
Net cash used in operating activities	(16,919)	(30,393)
Net cash (used in) provided by investing activities	(115)	1,776
Net cash provided by financing activities	4,311	37,461
Net (decrease) increase in cash and restricted cash	$(12,723)	$8,844
Cash Flow from Operating Activities
Net cash used in operating activities for the year ended December 31, 2024 was $16.9 million. The cash outflow from operating activities consisted of our net loss of $40.6 million, non-cash items of $6.8 million, and a change in net operating assets and liabilities of $16.9 million. The increase in net operating assets and liabilities was primarily as a result of an increase in customer deposits and deferred revenue of $9.1 million, a decrease in aircraft deposits of $4.3 million and an increase in accounts payable and accrued liabilities of $2.8 million. The change in net assets and liabilities for discontinued operations for the twelve months ended December 31, 2024 was $100 thousand.
Net cash used in operating activities for the year ended December 31, 2023 was $30.4 million. The cash outflow from operating activities consisted of our net loss of $52.8 million and non-cash items of $13.6 million. The change in net assets and liabilities for discontinued operations for the twelve months ended December 31, 2023 was $9.4 million.

Cash Flow from Investing Activities
Net cash used by investing activities for the year ended December 31, 2024 was $115 thousand. The cash flow from investing activities consisted primarily of the purchase of property and equipment.
Net cash provided by investing activities for the year ended December 31, 2023 was $1.8 million. The cash flow from investing activities of discontinued operations of $2.4 million, offset by $0.6 million for capital expenditures.
Cash Flow from Financing Activities
Net cash from financing activities for the year ended December 31, 2024 was $4.3 million. Cash flow from financing activities consisted of proceeds of $7.9 million from the issuance of the term loan and convertible notes. This was offset by the payments on debt of $3.7 million.

Net cash provided by financing activities for December 31, 2023 was $37.5 million. Cash flow from financing activities consisted proceeds of $24.2 million from the sale of preferred stock, $16.7 million from the Business Combination, net of closing costs, $12.7 million from the issuance of convertible notes, $2.5 million in proceeds from the forward purchase agreement and $1 million from our line of credit. This was offset by the payment for a forward purchase agreement of $18.9 and $0.8 million for the repayment of a loan.
Sources of Liquidity

To date, we have financed our operations primarily through the business combination, sale of preferred stock, borrowings of long-term and short-term debt, loans and convertible notes. As of December 31, 2024, we had a working capital deficit of approximately $18.9 million. As of December 31, 2024, our primary sources of liquidity were cash totaling approximately $2.2 million. Based on our recent trends, we expect to fund our operations in 2025 from our cash on hand, cash from operations, one or more sales of Notes (as defined below) and potentially additional sales of equity or debt securities. The Company believes it has the ability to generate and obtain enough cash to meets its obligations for the next 12 months.
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft. The first Gulfstream G280 was delivered in the third quarter of 2024. As of December 31, 2024, total consideration due on the remaining three Gulfstream G280s was $62.6 million with expected deliveries in 2025. Deposits on the Gulfstream G280s of $36.0 million were funded and paid through December 31, 2024, through a credit facility from SAC leasing G 280 for $28.5 million and $7.5 million through cash deposits.
The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility. In the third quarter of 2024, $9 million was repaid to SAC G280 LLC as a result of the delivery of the first Gulfstream G280. In the first quarter of 2025, an addition $18 million was repaid to SAC G280 LLC as a result of the delivery of the second Gulfstream G280 and the return of $9 million in deposits related to the fourth Gulfstream G280. After the delivery of the second Gulfstream G280 and the deposit return related to the fourth Gulfstream G280, the outstanding balance of the credit facility from SAC Leasing was $9 million.

In July 2024, the Company entered into a business loan and security agreement (the “Loan”) with TVT Capital Sources LLC (the “Lender”), which provides for a term loan in the amount of $4.0 million. Net proceeds of $3.8 million were received by the Company and used to fund operations. The Loan bears interest at an annual percentage rate of 165% and matures on January 28, 2025, with principal and interest payments made weekly. The Loan provides for events of default customary for term loans. As of December 31, 2024 the Company was in compliance with all covenants. The Loan is collateralized by all assets of the Company with the exception of the purchase agreements of G280 aircraft or any collateral pledged to SAC Leasing G280. In the first quarter of 2025, the term loan was repaid in full.

On November 4, 2024, the Company entered into a Settlement Agreement and Stipulation (the "Settlement Agreement”) with Sunpeak Holdings Corporation ("SHC”), which became effective on November 6, 2024, to settle outstanding claims owed to SHC. Pursuant to the Settlement Agreement, SHC agreed to purchase certain outstanding payables between the Company and designated vendors of the Company totaling approximately $4.7 million (the "Claims”) and exchange such Claims for a settlement amount payable in shares of common stock of the Company (the "Settlement Shares”). The Settlement Shares were priced at the closing price of the Company’s common stock on November 4, 2024, subject to adjustment pursuant to the terms of the Settlement Agreement. The Company also issued to SHC, 100,000 freely trading shares pursuant to Section 3(a)(10) of the Securities Act in accordance herewith as a Settlement Fee (the "Settlement Fee Shares”).

In December 2024, the Company entered into the Securities Purchase Agreement, described above, and closed on the Initial Tranche. Interest under the Note issued as the Initial Tranche is payable quarterly at the Company’s option shall either be (i) paid in cash; (ii) paid-in-kind in shares of common stock; or (iii) compound and become additional principal outstanding. The Company recorded $14 thousand of accrued interest expense in the twelve months ended December 31, 2024. As described above, subject to the satisfaction of certain conditions, the Company may issue additional Notes during 2025.

On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8 million which was set to mature on January 1, 2023 (“December 2021 note”). The Company was required to make monthly payments of interest at a fixed rate of 4.0% per annum. In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company.
During the year ended December 31, 2022, the Company did not remit its interest payments in connection with the December 2021 note to this related party, thus triggering a default and increasing the interest rate to 9% plus an additional 5% on the missed payments. The agreement stipulated that in the event of default, the entire unpaid principal balance together with all accrued but unpaid interest shall be due and payable regardless of the maturity date. If the default occurred and remained uncured beyond the applicable grace period, then the entire unpaid principal balance would bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500,000, indebtedness cross default, or bankruptcy proceedings.
On March 15, 2023, the outstanding balance of the December 2021 note and accrued interest was converted into a convertible note with a principal balance of $6.0 million bearing interest at 4%, maturing on March 31, 2024.
On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1.0 million, with an effective date of February 27, 2023, which matures on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest are due at the maturity date. The March 2023 note includes a ten percent (10%) interest rate per annum, which will be increased to twenty percent (20%) upon an event of default. Events of default include the failure to make any principal and accrued interest when due, any legal proceedings against the Company or a voluntary federal bankruptcy. The March 2023 note may be prepaid at any time without penalties.
During the year ended December 31, 2022 and year ended December 31, 2023, we issued a series of convertible notes (“Series CN-001”) with various investors for an aggregate principal amount of $19.1 million. The notes were due and payable at any time on or after December 31, 2023 upon the written demand of the majority holders, which could be extended at the sole election of the Company to December 31, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the SEC. The convertibles notes carried a five percent (5%) interest per annum. The Company could not prepay the convertible notes prior to maturity without the written consent of a majority of the holders. During the year ended December 31, 2023, the Company issued a series of convertible notes (“Series CN-002”) in an aggregate principal amount of $16.4 million, of which $10.4 million was funded and $6.0 million was issued pursuant to the conversion of the line of credit with a related party (see above). The notes (principal and interest) were due and payable at any time on or after March 31, 2024, upon the written demand of the majority holders, which can be extended at the sole election of the Company to September 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the SEC. The convertibles notes carried a four percent (4%) coupon per annum effective July 1, 2023. The Company could not prepay the convertible notes prior to maturity without the written consent of a majority of the holders.
On July 21, 2023, Volato entered into a Series A Preferred Stock Purchase Agreement by and among (i) Volato, (ii) the PROOF.vc SPV, (iii) Proof Acquisition Sponsor I, LLC (“PASI”), and (iv) the holders of then-outstanding Series CN-001 and Series CN-0002 convertible promissory notes (the “Convertible Notes”), whereby (a) Volato may issue and sell up to a maximum aggregate of $60.0 million of Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”) at a price of $10 per share, with $10.0 million of Series A-1 Preferred Stock issued and sold at an initial closing to the PROOF Investors, and (b) the Convertible Notes were converted into the amount of Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”) or Series A-3 Preferred Stock (the “Series A-3 Preferred Stock” and together with the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, the “Series A Preferred Stock”) at a conversion price of, in the case of the Series A-2 Preferred Stock, $5.9820 per share and in the case of the Series A-3 Preferred Stock, $9.00 per share (collectively, the “Private Financing”, such agreement, the “Series A Preferred Stock Purchase Agreement”).

During the year ended December 31, 2023, the Company issued Series A-1 Preferred Stock and raised $24.2 million in cash from the issuance of Series A-1 Preferred Stock and converted $38.4 million of convertible promissory notes. During 2023, PROOF Acquisition Sponsor I, LLC purchased 1,308,398 shares of Series A-1 Preferred Stock (equal to 1,328,132 shares of Common Stock) and the PROOF.vc SPV purchased 1,102,689 shares of Series A-1 Preferred Stock (equal to 1,119,321 shares of Common Stock, respectively), at a purchase price of $10 per share.

For further information on the credit facilities and promissory notes, see Note 12 “Revolving Loan and Promissory Note – Related Party”, Note 13“Unsecured Convertible Notes”, and Note 14 “Credit Facility and Other Loans” of the accompanying Notes to Consolidated Financial Statements included elsewhere in this Annual Report.
Contractual Obligations and Commitments
Our principal commitments consist of contractual cash obligations under our credit facilities, operating leases and the Notes. We have committed to acquire three (3) additional Gulfstream G-280 aircraft for total consideration of $62.6 million with expected deliveries in 2025, of which $36 million was funded and paid through December 31, 2024.

Our obligations under our credit facilities and the Notes are described in “—Sources of Liquidity” above. For further information on leases see Note 18 “Commitments and Contingencies” of the accompanying Notes to Consolidated Financial Statements included elsewhere in this Annual Report.
On November 28, 2023, the Company and Vellar entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”).

Pursuant to the terms of the Forward Purchase Agreement, Vellar purchased 1.7 million shares of the Company’s Class A common stock (the “Number of Shares”) prior to the closing of the Business Combination from third parties through a broker in the open market.

Pursuant to the Forward Purchase Agreement, Vellar was paid $18.9 million by the Company in connection with its purchase of shares of the Company’s Class A common stock on December 1, 2023.

From time to time and on any date following the Business Combination (any such date, an “OET Date”), Vellar may, in its absolute discretion, terminate the Forward Purchase Agreement in whole or in part by providing written notice to the Counterparty (the “OET Notice”) that specifies the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”). The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Company shall be entitled to an amount from Vellar, and Vellar shall pay to the Company an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price (as that term is defined in the Forward Purchase Agreement) in respect of such OET Date. The Reset Price is equal to $10.81, but is subject to reduction upon a Dilutive Offering Reset (as that term is defined in the Forward Purchase Agreement).

Vellar delivered an OET Notice on December 29, 2023, reducing the Number of Shares by 233,646. The Company received a payment of $2.5 million on December 29, 2023 in connection with its delivery of the OET Notice.

In July 2024, Vellar notified the Company of the termination of the Forward Purchase Agreement, following a delivery of a notice establishing the Valuation Date (as defined in the Forward Purchase Agreement); upon termination, Vellar was not obligated to pay the Company a cash amount.
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of our financial condition and results of our operations is based on our consolidated financial statements and accompanying notes, which have been prepared in accordance with GAAP. Certain amounts included in or affecting the consolidated financial statements presented in this Annual Report and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the consolidated financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for the company. A “critical accounting policy” is one which is both important to the portrayal of our financial condition and results of operations and that involves difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future.

Revenue Recognition
Revenues are recognized on a gross basis and presented on the consolidated statements of operations net of rebates, discounts, and taxes collected concurrent with revenue-producing activities. The transaction price in the Company’s contracts with its customers is fixed at the time control of goods and services are transferred to the customer. Therefore, the Company does not estimate variable consideration or perform a constraint analysis for our contracts.

The Company determines revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:
1.Identification of the contract, or contracts, with a customer.
2.Identification of the performance obligation(s) in the contract.
3.Determination of the transaction price.
4.Allocation of the transaction to the performance obligation(s) in the contract.

The Company generates revenue primarily through: (i) the sale of aircraft, (ii) aircraft management services and (iii) our Vaunt software-as-a-subscription platform. Revenue is recognized when control of the promised service is transferred to a customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies, as a performance obligation, each promise to transfer a good or service to a customer that is distinct. To identify its performance obligations, the Company considers all of the goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.

For each revenue stream, we evaluate whether our obligation is to provide the good or service itself, as the principal or to arrange for the good or service to be provided by the other party, as the agent, using the control model. For certain services provided to the customer, primarily in our aircraft management services revenue stream, the Company directs third-party providers to assist in our fulfillment of the performance obligation in contracts with our customers. Any cost reimbursements and third-party costs are recognized in revenue on a gross basis as Volato has pre-negotiated these costs and takes a certain amount of risk that it will not fully recover the costs incurred. In such circumstances, the Company is primarily responsible for satisfying the overall performance obligation with the customer and is considered the principal in the relationship because the Company has the ability to direct the third parties to provide services to our customers.

Revenue from aircraft sales is recognized upon the delivery of the aircraft.

The Company’s contracts for managing aircraft provide for fixed monthly management fees and reimbursement of operating expenses at a predetermined margin. Generally, contracts require two months advance deposit of estimated expenses.
Intangible Assets
We record our intangible assets acquired in a business combination at cost in accordance with ASC 350, Intangibles – Goodwill and Other. Following initial recognition, intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows. We periodically reassess the useful lives of our definite-lived intangible assets when events or circumstances indicate that useful lives have significantly changed from the previous estimate.
We review the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the carrying amount of a long-lived asset or asset group is determined not to be recoverable, an impairment loss is recognized and a write-down to fair value is recorded.

Goodwill
Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in a business combination. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. We have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.
If, after assessing the totality of events or circumstances, we determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. We test for goodwill impairment annually during the fourth quarter.
Investment - Equity Method
The Company accounts for its equity method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reflected in the consolidated statement of operations. The Company periodically reviews the investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.
Stock-Based Compensation
The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. The Company recognizes the cost of services received in exchange for awards of equity instruments based on the grant-date fair value of equity awards. This cost is recognized as expense over the employee’s requisite vesting period or over the non-employee’s period of providing goods or services. Any forfeitures of stock-based compensation are recorded as they occur.
The Company utilizes the Black Scholes valuation model to value the issuance of stock-based compensation. See Note 17, “Shareholders’ Equity (Deficit)” of the accompanying Notes to Consolidated Financial Statements.
JOBS Act

We are an “emerging growth company” as defined in the JOBS Act. The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We may remain an emerging growth company until the last day of the fiscal year ending after the fifth anniversary of our IPO, although circumstances could cause us to lose that status earlier, including if we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act or if we have total annual gross revenue of $1.235 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three year period before that time, we would cease to be an emerging growth company immediately.

Recent Accounting Pronouncements
For further information on recent accounting pronouncements, see Note 2 “Summary of Significant Accounting Policies” of the accompanying consolidated financial statements included elsewhere in this Annual Report.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
In the ordinary course of operating our business, we are exposed to market risks. Market risk represents the risk of loss that may impact our financial position or results of operations due to adverse changes in financial market prices and rates. Our principal market risks are related to interest rates and aircraft fuel.
Interest Rates
We are subject to market risk associated with changing interest rates on certain of our credit facilities, which are variable rate debt. Interest rates applicable to our variable rate debt could potentially rise and increase the amount of interest expense incurred. We do not purchase or hold any derivative instruments to protect against the effects of changes in interest rates.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS
VOLATO GROUP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
Volato Group, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Volato Group, Inc. and Subsidiaries (the Company) as of December 31, 2024, and 2023 and the related statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes to the consolidated financial statements (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred significant operating losses and negative cash flows from operations, and has limited positive working capital. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provides a reasonable basis for our opinion.
We have served as the Company’s auditor since 2022.
Rose, Snyder & Jacobs LLP
Encino, California
March 31, 2025, except for note 21, as to which the date is June 26, 2025.

VOLATO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except par value amounts)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$2,161	$14,486
Restricted cash	1,839	—
Accounts receivable, net	2	2
Deposits	36,000	25,125
Prepaid expenses and other current assets	1,031	1,781
Current assets - discontinued operations	2,281	5,104
Total current assets	43,314	46,498

Property and equipment, net	680	840
Operating lease, right-of-use assets	167	—
Deposits	300	15,250
Forward purchase agreement	—	2,982
Restricted cash	—	2,237
Intangibles, net	—	—
Goodwill	—	—
Non-current assets - discontinued operations	1,838	3,904
Total assets	$46,299	$71,712

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$5,452	$3,779
Loan from related party	—	1,000
Convertible notes, net	4,050	—
Operating lease liability	39	—
Merger transaction costs payable in shares	—	4,250
Credit facility and other loans	28,855	20,107
Customer deposits and deferred revenue	11,386	2,250
Current liabilities - discontinued operations	12,418	16,251
Total current liabilities	62,200	47,637

Deferred income tax liability	—	—
Operating lease liability, non-current	128	—
Credit facility, non-current	—	8,054
Non-current liabilities - discontinued operations	305	1,270
Total liabilities	$62,633	$56,961
COMMITMENTS AND CONTINGENCIES (Note 18)

Shareholders’ equity (deficit):
Common Stock Class A, $0.0001 par value; 200,000,000 authorized; 1,843,852 and 1,121,738 shares issued and outstanding as of December 31, 2024 and 2023, respectively	5	3
Additional paid-in capital	87,968	78,410
Stock subscriptions receivable	—	—
Accumulated deficit	(104,307)	(63,662)
Total shareholders’ equity (deficit)	(16,334)	14,751
Total liabilities and shareholders’ equity (deficit)	$46,299	$71,712

VOLATO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share data)

	For the Years Ended December 31,
	2024	2023
Revenue	$39,064	$21,466

Costs and expenses:
Cost of revenue	32,181	17,879
Selling, general and administrative	15,506	7,527
Total costs and expenses	47,687	25,406

Operating Loss	(8,623)	(3,940)

Other income (expenses):
Gain from sale of consolidated entity	—	387
Other income, net	212	180
Loss from change in fair value of forward purchase agreement	(2,983)	(13,403)
Loss on extinguishment of debt	(2,804)	—
Interest expense, net	(7,493)	(3,358)
Other income (expenses)	(13,068)	(16,194)

Loss before provision for income taxes and discontinued operations	(21,691)	(20,134)
Provision for incomes taxes (benefit)	(507)	2
Net loss from continuing operations	(21,184)	(20,136)
Net loss from discontinued operations	(19,461)	(32,686)
Net loss	$(40,645)	$(52,822)

Basic and diluted net loss per share
Net loss per share from continuing operations, basic and diluted	$(12.73)	$(33.02)
Net loss per share from discontinued operations, basic and diluted	$(11.69)	$(53.60)
Net loss per share, basic and diluted	$(24.42)	$(86.62)

Weighted average common share outstanding:
Basic and diluted	1,664,502	609,800

The accompanying notes are an integral part of these consolidated financial statements.

VOLATO GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(Amounts in thousands, except shares)

	Class A Common Stock		Additional Paid-in Capital	Subscription Receivable	Retained Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance as of December 31, 2022, As adjusted	450,755	$1	$5,185	$(15)	$(10,840)	$(5,669)
Cash collected from subscription receivable	—	—	—	15	—	15
Stock-based compensation	—	—	82	—	—	82
Issuance of common stock to employees	378	—	94	—	—	94
Reverse capitalization, net of transaction costs	346,039	1	10,461	—	—	10,462
Exercise of stock options	8,294	—	23	—	—	23
Issuance of Preferred series A-1 shares, converted to Class A common stock following business combination	97,898	—	24,204	—	—	24,204
Issuance of Preferred series A-2 and A-3 shares from conversion of notes payable, converted to Class A common stock following business combination	218,375	1	38,361	—	—	38,362
Net loss	—	—	—	—	(52,822)	(52,822)
Balance as of December 31, 2023, As Adjusted	1,121,738	$3	$78,410	$—	$(63,662)	$14,751

	Class A Common Stock		Additional Paid-in Capital	Retained Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance at December 31, 2023, as Adjusted	1,121,738	$3	$78,410	$(63,662)	$14,751
Stock-based compensation	—	—	211	—	211
Exercise of stock options	34,052	—	94	—	$94
Issuance of common stock	639,720	2	5,003	—	5,005
Common stock and warrant reclass from in-kind liability to APIC	48,342	—	4,250	—	4,250
Net loss	—	—	—	(40,645)	(40,645)
Balance at December 31, 2024, as Adjusted	1,843,852	$5	$87,968	$(104,307)	$(16,334)

The accompanying notes are an integral part of these audited consolidated financial statements.

VOLATO GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the Years ended December 31,
	2024	2023
Operating activities:
Net loss from continuing operations	$(21,184)	$(20,136)
Net loss from discontinued operations	(19,461)	(32,686)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	341	200
Stock compensation expense	211	82
Gain from sale of property and equipment	(2)	—
Loss on extinguishment of debt	2,804	—
Loss on impairment of intangible assets	130	—
Fair value of common stock issued to employees	—	94
Gain from sale of consolidated entity	—	(387)
Amortization right-of-use asset	34	—
Amortization of debt discount	301	183
Change in fair value forward purchase agreement	2,983	13,403
Changes in assets and liabilities:
Accounts receivable	—	—
Prepaid and other current assets	751	(1,506)
Deposits	4,325	(3,544)
Account payable and accrued liabilities	2,845	2,353
Operating lease liability	(34)	—
Customers’ deposits and deferred revenue	9,137	2,175
Change in assets and liabilities of discontinued operations	(100)	9,376
Net cash used in operating activities	(16,919)	(30,393)
Investing activities:
Cash payment for property and equipment	(145)	(637)
Proceeds from the sale of property and equipment	30	—
Cash from investing activities - discontinued operations	—	2,413
Net cash (used in) provided by investing activities	(115)	1,776
Financing activities:
Proceeds from lines of credit	—	1,000
Repayments of lines of credit	(1,000)	—
Collection on subscription receivable	—	15
Proceeds from issuance of term loan	3,884	—
Proceeds from issuance of convertible notes, net	4,050	12,670
Purchase of forward purchase agreement	—	(18,911)
Proceeds from forward purchase agreement	—	2,525
Repayment on loans	(2,717)	(787)
Proceeds from business combination	—	19,081
Business combination closing costs	—	(2,359)
Proceeds from the sale of preferred stock	—	24,204
Proceeds from exercise of stock options	94	23
Net cash provided by financing activities	4,311	37,461
Net (decrease) increase in cash	(12,723)	8,844
Cash and restricted cash, beginning of year	16,723	7,879
Cash and restricted cash, end of period	$4,000	$16,723
Supplemental disclosure of cash flow information:
Cash paid for interest	$5,640	$2,268
Non-Cash Investing and Financing Activities:
Credit facility for the aircraft deposits	$—	$24,000
Conversion of line of credit to convertible note with related party	$—	$6,001
Original debt discount	$—	$230
Conversion of preferred stock to common stock class A	$—	$62,565

Merger transaction cost payable in stock	$—	$4,250
Liabilities assumed in merger transaction unpaid at 12/31/2023	$—	$1,722
The accompanying notes are an integral part of these audited consolidated financial statements.

VOLATO GROUP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024
NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Volato Group, Inc. (“we”, “us”, “the Company”, or “Volato”) is a holding company for several wholly owned subsidiaries, including Volato, Inc., Fly Vaunt, LLC, Gulf Coast Aviation, Inc. and GC Aviation. The Company’s primary operating subsidiary was founded in 2021. That year, the Company entered the private jet charter and fractional ownership market with its Part 135 HondaJet ownership program, taking delivery of its first jet in August 2021 and completing its first Part 135 charter flight in October of 2021. In March 2022, the Company acquired Gulf Coast Aviation, Inc., owner of G C Aviation, Inc., a Texas entity and Part 135 air carrier certificate holder. In March 2022, the Company placed orders for four Gulfstream G280s for delivery in 2024 and 2025. In September 2022, the Company started internal development on its full suite Flight Management Software platform Mission Control, and on October 4, 2023 the Company announced the commercial launch of Vaunt, our proprietary consumer facing empty leg platform.
On December 1, 2023, Volato, Inc. (“Legacy Volato”), a Georgia corporation, PROOF Acquisition Corp I, a Delaware corporation (“PACI”) and PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PACI (“Merger Sub”), consummated the business combination pursuant to the Business Combination Agreement, dated August 1, 2023 (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, a business combination between PACI and Legacy Volato was effected through the merger of Merger Sub with and into Legacy Volato, with Legacy Volato surviving the merger as a wholly-owned subsidiary of PACI (the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement and the other agreements contemplated thereby, the “Transactions”). In connection with the consummation of the Business Combination (the “Closing”), PACI changed its name to “Volato Group, Inc.”

Legacy Volato was deemed the accounting acquirer in the business combination. This determination was primarily based on Legacy Volato’s stockholders prior to the business combination having a majority of the voting power in the combined company, Legacy Volato having the ability to appoint a majority of the board of directors of the combined company (the “Board”), Legacy Volato’s existing management comprising the senior management of the combined company, Legacy Volato comprising the ongoing operations of the combined company, Legacy Volato being the larger entity based on historical revenues and business operations, and the combined company assuming Legacy Volato’s name.

Accordingly, for accounting purposes, the business combination was treated as the equivalent of Legacy Volato issuing stock for the net assets of PACI, accompanied by a recapitalization. Under this method of accounting, PACI who was the legal acquirer, is treated as the “acquired” company (“accounting acquiree”) for financial reporting purposes. The net assets of PACI are stated at historical cost, with no goodwill or other intangible assets recorded. The equity structure has been restated in all comparative periods up to the closing date to reflect the number of shares of the Company’s Common Stock, $0.0001 par value per share, issued to Legacy Volato stockholders in connection with the business combination.

As such, the shares and corresponding capital amounts and earnings per share related to Legacy Volato’s common stock prior to the business combination have been retroactively restated as shares reflecting the exchange ratio of approximately 1.01508 pursuant to the terms of the business combination. Legacy Convertible Preferred Stock was retroactively adjusted, converted into Common Stock, and reclassified to permanent as a result of the reverse recapitalization.

In September 2024, the Company entered into an agreement with flyExclusive, Inc., a leading provider of private jet charter services, to transition the management of its aircraft ownership fleet operations to flyExclusive. This move is expected to bring substantial cost savings and provide Volato with the opportunity to focus on its high-growth areas, including aircraft sales and proprietary software. The Company will continue to take delivery of new aircraft while also generating revenue from its proprietary software, including the Vaunt platform, its empty leg consumer app. In the fourth quarter of 2024, we transferred the aircraft lease agreements to flyExclusive and have no further obligations under the aircraft lease agreements or control over flight operations.

On February 12, 2025, the Board unanimously approved a reverse stock split of the Company’s Common Stock, at a ratio of 1-for-25 (the “Reverse Stock Split”). The Reverse Stock Split became effective on February 24, 2025, with no change in par value. All share amounts have been retroactively adjusted to account for the split as if it occurred at inception.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Going concern, liquidity, and capital resources
The Company has only recently been formed, has limited operating history, has recorded a net loss of approximately $40.6 million for the year ended December 31, 2024, has a negative working capital of approximately $18.8 million, and has an accumulated deficit of approximately $104.3 million as of December 31, 2024. Net cash used in operating activities for the year ended December 31, 2024, was approximately $16.9 million.
These above matters raise substantial doubt about the Company's ability to continue as a going concern. During the next twelve months, the Company intends to fund its operations through the issuance of financial instruments including debts or equity, extend the use of its line of credit and the sale of aircraft at a premium to cost.
Accordingly, management believes that its current cash position, along with its anticipated margin from aircraft sales and proceeds from future debt and/or equity financings, when combined with prudent expense management, will allow the Company to continue as a going concern and to fund its operations for at lease one year from the date of issuance of these financial statements. There are no assurances, however, that management will be able to raise capital or debt on terms acceptable to the Company. If the Company is unable to obtain sufficient additional capital or debt on terms acceptable to the Company, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition, and operating results. The balance sheet does not include any adjustments that might result from these uncertainties.
Basis of presentation
The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.
Reclassifications
Certain amounts in 2023 have been reclassified to conform with the current year’s presentation, primarily to reflect discontinued operations.
Principles of Consolidation
The consolidated financial statements include the Company’s accounts and the accounts of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Volato, Inc., a company incorporated in the State of Georgia, Gulf Coast Aviation, Inc. renamed Volato Aircraft Management Service (“VAMS”), a company incorporated in the State of Texas, GC Aviation, Inc., a company incorporated in the State of Texas, Fly Vaunt, LLC, a company incorporated in the State of Georgia, and Fly Dreams LLC, until March 3, 2023.
The Company’s consolidated subsidiaries were as follows:

Name of Consolidated Subsidiaries or Entities	State or Other Jurisdiction of Incorporation or Organization	Attributable Interest
Volato, Inc. (Legacy Volato)	Georgia	100%
Gulf Coast Aviation, Inc.	Texas	100%
G C Aviation, Inc.	Texas	100%
Fly Vaunt, LLC	Georgia	100%
Fly Dreams, LLC (until March 3, 2023)	Georgia	100%

One of the components of the Company’s business model included the sale of aircraft and ownership program. The aircraft ownership program was a model whereby the Company sold each fleet aircraft to a limited liability company, which was previously referred to as “Plane Co”. The Plane Co, which is owned by third-party owners, leased the aircraft back to the Company for management and charter operations on behalf of the LLC under 14 C.F.R. Part 135 certificate.

The Company does not hold any controlling interest in any Plane Co as of December 31, 2024, or 2023. In October 2024, as part of the agreement with flyExclusive, the Company sold its interest in the Plane Co’s to flyExclusive.

Fly Dreams held the Federal Aviation Agency (“FAA”) certificate and conducts air carrier operations through an aircraft charter Management and Dry Lease Agreement with each of the Plane Co’s. On March 3, 2023, Legacy Volato transferred its Fly Dreams LLC operation to its wholly owned subsidiary Gulf Coast Aviation (“GCA”) and sold all of its membership interest in Fly Dreams LLC, including Fly Dreams FAA part 135 Certificate. Legacy Volato now conducts its operations under GCA FAA Part 135 Certificate. The selling price was $550 thousand, which resulted in the recognition of $387 thousand in gain, which is presented in other income (expense) in the consolidated statement of operations for the year ended December 31, 2023.
The Company does not hold any controlling interest in any limited liability companies as of December 31, 2024 and 2023.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include:
•Useful lives of property, plant, and equipment.
•Assumptions used in valuing equity instruments.
•Deferred income taxes and related valuation allowance.
•Assessment of long-lived assets impairment.
•Assumptions used in the valuation of the forward purchase agreement
Cash and restricted cash

Cash consists primarily of cash on hand and bank deposits. The Company maintains cash deposits with financial institutions that may exceed federally insured limits at times. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2024 and 2023, the Company had no cash equivalents besides what was in the cash balance as of this date. The Company has $1.8 million and $2.2 million of restricted cash at December 31, 2024, and 2023, respectively, which serves as collateral for the credit facility with SAC Leasing G280 LLC.
Investment - Equity Method
The Company accounts for its equity method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reported under other income (expense) in the consolidated statement of operations. The Company periodically reviews its investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

As of December 31, 2023, the only equity-method investment was Volato 158 LLC with a 3.13% equity interest. As of December 31, 2023, management believes the carrying value of its equity method investments was recoverable in all material respects and is included in assets of discontinued operations. In October 2024, the Company sold the interest in Volato 158 LLC to flyExclusive and recorded a loss of $162 thousand in the year ended December 31, 2024 and is included in discontinued operations.

Accounts Receivable

Accounts receivables are reported on the consolidated balance sheets at the outstanding principal amount adjusted for any allowance for credit losses and any charge offs. The Company provides an allowance for credit losses to reduce trade receivables to their estimated net realizable value equal to the amount that is expected to be collected. This allowance is estimated based on historical collection experience, the aging of receivables, specific current and expected future macro-economic and market conditions, and assessments of the current creditworthiness and economic status of customers. The Company considers a receivable delinquent if it is unpaid after the term of the related invoice has expired. Balances that are still outstanding after management has used reasonable collection efforts are written off. The Company reviews its allowance for credit losses on a quarterly basis.

The Company recognized approximately zero and $106 thousand of bad debt expense during the years ended December 31, 2024 and 2023, respectively and is included in discontinued operations.
Fixed Assets
Fixed assets are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years:

Classification	Life
Machinery and equipment	3-7 years
Automobiles	5 years
Computer and office equipment	5 years
Website development costs	3 years
Computer Software Development
Software development costs are accounted for in accordance with ASC 350-40, Internal Use Software. Internal software development costs are capitalized from the time the internal use software is considered probable of completion until the software is ready for use. Business analysis, system evaluation and software maintenance costs are expensed as incurred.
The capitalized computer software development costs are reported under the section fixed assets, net in the consolidated balance sheet and are amortized using the straight-line method over the estimated useful life of the software, generally three years from when the asset is placed in service. The Company capitalized $142 thousand and $323 thousand of internal software development costs incurred during the year ended December 31, 2024 and 2023, respectively. The Company recognized $132 thousand and $25 thousand of amortization expense during the year ended December 31, 2024 and December 31, 2023, respectively. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities.
Website development cost
The costs incurred for activities during the website application and infrastructure development stage are capitalized in accordance with the guidance on internal-use software in ASC 350-40. The Company capitalized approximately zero and $241 thousand of website development costs during the year ended December 31, 2024 and December 31, 2023, respectively. The Company recognized approximately $97 thousand and $56 thousand of amortization expense during the year ended December 31, 2024 and December 31, 2023, respectively.
Valuation of Long-Lived Assets:
In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 360, property, plant, and equipment, and long-lived assets are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. No impairment was recognized during the years ended December 31, 2024 and 2023.

Fair value of financial instruments
The Company adopted the provisions of FASB Accounting Standards Codification (“ASC”) 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.

The Company measures fair value under a framework that utilizes a hierarchy prioritizing the inputs to relevant valuation techniques. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs used in measuring fair value are:

▪Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company as the ability to access.
▪Level 2: Inputs to the valuation methodology include:
•Quoted prices for similar assets or liabilities in active markets.
•Quoted prices for identical or similar assets or liabilities in inactive markets.
•Inputs other than quoted prices that are observable for the asset or liability.
•Inputs that are derived principally from or corroborated by observable market date by correlation or other means; and
•If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.
▪Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair value of the Company’s recorded forward purchase agreement (“FPA”) is determined based on unobservable inputs that are not corroborated by market data, which require a Level 3 classification. A Monte Carlo simulation model was used to determine the fair value as of December 31, 2023. The Company records the forward purchase agreement at fair value on the consolidated balance sheets with changes in fair value recorded in the consolidated statements of operation. On July 23, 2024, the Company received notice of termination of the Forward Purchase Agreement and recognized an impairment in the value of the Forward purchase Agreement in the second quarter of 2024 due to receipt of the termination notice.

In December 2024, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”). Under the Securities Purchase Agreement, the Company may issue a series of convertible notes the “2024 Convertible note” for an aggregate principal not to exceed $36.0 million. During the year ended December 31, 2024, the Company issued a single convertible note in an aggregate principal amount of $4.5 million, of which $4.1 million was funded as of December 31, 2024, representing an original issue discount of ten percent. The Company elected the fair value guidance under ASC 825-10 and the initial note was recognized at initial fair value as of the issuance date. The value of the convertible note issued in December 2024 at issuance approximated fair value as of December 31, 2024.

The following table presents balances of the fair value instruments as of December 31, 2024, in thousands:

	Fair Value Measurements as of December 31, 2024
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Forward Purchase Agreement	$—	$—	$—	$—
2024 Convertible Notes	—	—	4,050	4,050
Total	$—	$—	$4,050	$4,050

The following table presents changes of the forward purchase agreement with significant unobservable inputs (Level 3) for the year ended December 31, 2024 and 2023, in thousand:

Forward Purchase Agreement
Balance at December 31, 2022	$—
Cash funded	18,911
Proceeds	(2,525)
Change in fair value	(13,403)
Balance December 31, 2023	$2,983
Cash funded	—
Proceeds	—
Change in fair value	(2,983)
Balance December 31, 2024	$—

The Company measured the forward purchase agreement using a Monte Carlo simulation valuation model using the following assumptions:

For the Year Ended December 31, 2023
Volume Weighted average stock price ("VWAP")	$3.82
Initial Price	$10.81
Expected Volatility	87.0%
Term	1.92
Risk-free Rate	4.2%

The following table presents changes of the Convertible Notes with significant unobservable inputs (Level 3) for the year ended December 31, 2024, in thousand:

Convertible Notes
Balance at December 31, 2023	$—
Fair value at issuance	4,050
Change in fair value	—
Balance at December 31, 2024	$4,050

The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid and other assets, accounts payable and accrued expenses, deposits, and members’ deposit approximate their fair value because of the short maturity of those instruments. The Company’s credit facility, convertible notes and other loans approximate the fair value of such liabilities based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements and due to the short-term maturity of these instruments at December 31, 2024 and 2023.
Commitments and contingencies
The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.
Revenue recognition

Revenues are recognized on a gross basis and presented on the consolidated statements of operations net of rebates, discounts, and taxes collected concurrent with revenue-producing activities. The transaction price in the Company’s contracts with its customers is fixed at the time control of goods and services are transferred to the customer. Therefore, the Company does not estimate variable consideration or perform a constraint analysis for our contracts.

The Company determines revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:
1.Identification of the contract, or contracts, with a customer.
2.Identification of the performance obligation(s) in the contract.
3.Determination of the transaction price.
4.Allocation of the transaction to the performance obligation(s) in the contract.

The Company generates revenue primarily through: (i) the sale of aircraft, (ii) aircraft management services, and (iii) our Vaunt software-as-a-subscription product. Revenue is recognized when control of the promised service is transferred to a customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies, as a performance obligation, each promise to transfer a good or service to a customer that is distinct. To identify its performance obligations, the Company considers all of the goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.

For each revenue stream, we evaluate whether our obligation is to provide the good or service itself, as the principal or to arrange for the good or service to be provided by the other party, as the agent, using the control model. For certain services provided to the customer, primarily in our aircraft management services revenue stream, the Company directs third-party providers to assist in our fulfillment of the performance obligation in contracts with our customers. Any cost reimbursements and third-party costs are recognized in revenue on a gross basis as Volato has pre-negotiated these costs and takes a certain amount of risk that it will not fully recover the costs incurred. In such circumstances, the Company is primarily responsible for satisfying the overall performance obligation with the customer and is considered the principal in the relationship because the Company has the ability to direct the third parties to provide services to our customers. The revenue associated with aircraft management services is now included in discontinued operations.

Revenue from aircraft sales is recognized upon the delivery of the aircraft.

The Company’s contracts for managing aircraft provide for fixed monthly management fees and reimbursement of operating expenses at a predetermined margin. Generally, contracts require two months advance deposit of estimated expenses.

Contract liabilities consist of customer prepayments and the aircraft deposits referred to above. Total contract liabilities were $11.5 million and $2.8 million as of December 31, 2024 and 2023, respectively.

The Company has generated revenue during the year ended December 31, 2024 and December 31, 2023, broken down as follows, in thousands:

	Year ended December 31,
	2024	2023
Aircraft sales	$38,150	$21,443
Subscription	914	23
Total	$39,064	$21,466
Income taxes
The Company follows Section 740-10-30 of the FASB ASC, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company follows the guidance of 740-10-25 of the FASB ASC (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.
The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction, and state jurisdictions. The Company is subject to U.S. Federal, state, and local income tax examinations by tax authorities. The Company currently is not under examination by any tax authority.
Stock-based compensation

The Company accounts for equity-based compensation using the fair value method as set forth in the ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards based on estimated fair values. This method requires companies to estimate the fair value of stock-based compensation on the date of grant using an option pricing model. The Company estimates the fair value of each equity-based payment award on the date of grant using the Black-Scholes pricing model.

The Black-Scholes model determines the fair value of equity-based payment awards based on the fair value of the underlying common stock on the date of grant and requires the use of estimates and assumptions, including the fair value of the Company’s common stock, exercise price of the stock option, expected volatility, expected life, risk-free interest rate and dividend rate. The Company estimates the expected volatility of its stock options by taking the average historical volatility of a group of comparable publicly traded companies over a period equal to the expected life of the options; it is not practical for the Company to estimate its own volatility due to the lack of historical prices. The expected term of the options is determined in accordance with existing equity agreements as the underlying options are assumed to be exercised upon the passage of time. The risk-free interest rate is the estimated average interest rate based on U.S. Treasury zero-coupon notes with terms consistent with the expected life of the awards. The expected dividend yield is zero as the Company does not anticipate paying any recurring cash dividends in the foreseeable future. The Company accounts for forfeitures as they occur.

Net loss per share
The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB ASC. Basic earnings per share is computed by dividing net loss available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net loss available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially dilutive debt or equity. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. Securities that are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been antidilutive for the year ended December 31, 2024, include stock options and convertible debt.
The Company has 18,614 and 94,767 outstanding stock options to purchase an equivalent number of common stock at December 31, 2024, and 2023, respectively.

The Company also has 1,161,195 outstanding warrants to purchase an equivalent number of shares of common stock as of December 31, 2024 and 2023 at a weighted average strike price of $287.50.
Concentration of Credit Risk
The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.
Intangible Assets

Intangible assets other than goodwill consists of acquired finite-lived customer relationships and acquired indefinite-lived Part 135 air carrier certificate. At initial recognition, intangible assets acquired in a business combination are recognized at their fair value as of the date of acquisition. Following initial recognition, finite-lived intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows.

The Company reviews the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the review indicates the impairment, an impairment loss would be recorded for the difference of the value recorded and the new value. For the years ended December 31, 2024 and 2023, there was no material impairment loss recognized for the intangible assets. The carrying value of the intangible assets is included in assets of discontinued operations.
Goodwill
Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in our business combinations. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.

If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. The Company tests for goodwill impairment annually during its fourth quarter. There was no impairment of goodwill for the year ended December 31, 2024 and 2023. The carrying value of the goodwill is included in assets of discontinued operations.

Segment Reporting

The Company identifies operating segments as components of the Company for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The chief operating decision maker is the chief executive officer. We determined that the Company operates in a single operating and reportable segment, private aviation services, as the chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue and cost of revenue for purposes of making operating decisions, allocating resources, and assessing performance. Substantially all of our long-lived assets are located in the U.S. and revenue from private aviation services is substantially earned from flights throughout the U.S.

Cost of revenue

Cost of revenue includes costs that are directly related to the related revenue streams – aircraft sales and subscription based revenue. Aircraft sales cost of revenue is our purchase price of the aircraft. Subscription costs includes costs of our proprietary software, the Vaunt platform..

Advertising Costs
Advertising costs are expensed as incurred and included in management and general expenses on the statements of operations. Such advertising amounted to $4.5 million and $2.8 million for the years ended December 31, 2024 and 2023, respectively and includes both continuing and discontinued operations.
Variable Interest Entity (VIE) Accounting
The Company evaluates its ownership, contractual relationships, and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, this VIE entity is consolidated into the consolidated financial statements.

Leases
ASC Topic 842, “Leases” (“ASC 842”) requires lessees to recognize most leases on the balance sheet with a corresponding right-to-use asset (“ROU asset”). ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. The right-of-use asset and lease liability are recognized at the lease commencement date based on the estimated present value of fixed lease payments over the lease term. ROU asset is evaluated for impairment using the long-lived asset impairment guidance. Leases will be classified as financing or operating, which will drive the expense recognition pattern. The Company elects to exclude short-term leases when recording a ROU asset and lease liability if and when the Company has them.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments included in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Although the new standard, known as the current expected credit loss (“CECL”) model, has a greater impact on financial institutions, most other organizations with financial instruments or other assets (trade receivables, contract assets, lease receivables, financial guarantees, loans and loan commitments, and held-to-maturity (HTM) debt securities) are subject to the CECL model and will need to use forward-looking information to better evaluate their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 was originally effective for public companies for fiscal years beginning after December 15, 2019. In November of 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which delayed the implementation of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years for smaller reporting companies. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In November 2023, the Financial Account Standard Board “FASB” issued Accounting Standards Update “ASU” 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which modifies the disclosure and presentation requirements of reportable segments. The amendments in the update require the disclosure of significant segment expenses that are regularly provided to the chief operating decision maker “CODM” and included within each reported measure of segment profit and loss. The amendments also require disclosure of all other segment items by reportable segment and a description of its composition. Additionally, the amendments require disclosure of the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. This update is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, Early adoption is permitted. The Company is currently evaluating the impact that this guidance will have on the presentation of its consolidated financial statements and accompanying notes.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands disclosures in an entity’s income tax rate reconciliation table and disclosures regarding cash taxes paid both in the U.S. and foreign jurisdictions. The update will be effective for annual periods beginning after December 15, 2025. The Company is currently evaluating the impact that this guidance will have on the presentation of its consolidated financial statements and accompanying notes.

The Company has evaluated all the recent accounting pronouncements and determined that there are no accounting pronouncements that will have a material effect on the Company’s consolidated financial statements.
NOTE 3 – BUSINESS COMBINATION

As discussed in Note 1, on December 1, 2023, the Company consummated the business combination pursuant to the merger agreement. The business combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Proof Acquisition Corp I or PACI, who was the legal acquirer, was treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination was treated as the equivalent of Legacy Volato issuing stock for the net assets of PACI, accompanied by a recapitalization.

Upon the closing, holders of Legacy Volato common stock received shares of Common Stock of Volato Group, Inc. in an amount determined by application of the exchange ratio of approximately 1.01508 (the “exchange ratio”), prior to the effect of the 1-25 Reverse Stock Split. For periods prior to the business combination, the reported share and per share amounts have been retroactively converted by applying the exchange ratio. The consolidated assets, liabilities and results of operations prior to the business combination are those of Legacy Volato.

In connection with the business combination, approximately $5.7 million of transaction related expenses and other costs were incurred.

NOTE 3 – BUSINESS COMBINATION – (CONTINUED)
The following table reconciles the elements of the business combination to the consolidated statement of cash flows and the consolidated statement of changes in equity:

(In thousands)	Year Ended December 31, 2023
Cash - PACI trust and cash (net of redemptions)	$19,081
Gross Proceeds	$19,081
Less Transaction related expenses and other costs	(6,898)
Less Net liabilities assumed from PACI	(1,722)
Net proceeds from the business combination	$10,461

The number of shares of Common Stock outstanding immediately following the closing was as follows:

Class A Common Stock
PACI public shareholders	70,696
PACI's sponsors	275,343
Company's employees	378
Legacy Volato shareholders (1)	297,397
Legacy Volato Series Preferred investors	477,924
Total shares of Common Stock immediately after closing	1,121,738

(1) The number of Legacy Volato shares was determined from the shares of Legacy Volato shares outstanding immediately prior to the closing converted at the exchange ratio of approximately 1.01508.

NOTE 4 – INITIAL PUBLIC OFFERING AND PRIVATE PLACEMENT

Pursuant to the Initial Public Offering (“IPO”) in December of 2021, Proof Acquisition Corp I or PACI sold 1,104,000 Units at a price of $250.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $287.50 per share, subject to adjustment (see Note 17). At the effective date of the merger on December 1, 2023, 70,696 shares were outstanding and not redeemed and were converted into an equivalent number of Class A shares of common stock of Volato Group, Inc.

At the time of the merger, 275,343 founders’ shares (formerly PACI’s Class B common stock shares) were also outstanding and were converted into an equivalent number of Class A shares of common stock of Volato Group, Inc.

Simultaneously with the closing of the IPO in 2021, PACI consummated the private sale to the Sponsor and BlackRock of an aggregate of 609,195 private placement warrants. Each private placement warrant is exercisable to purchase one share of Class A common stock at a price of $287.50 per share, subject to adjustment. These warrants are outstanding as of December 31, 2024 and 2023.

NOTE 5 – DISCONTINUED OPERATIONS
In September 2024, the Company entered into an agreement with flyExclusive to transition our aircraft ownership program fleet operations to flyExclusive. This move is expected to provide Volato with the opportunity to focus on what it believes to be its high-growth areas, including aircraft sales and proprietary software. We will continue to take delivery of new aircraft, while also generating revenue from our proprietary software, including the Vaunt platform, Volato’s successful empty leg consumer app. In March 2025, the Company sold GC Aviation, Inc., which holds the FAA Part 135 certificate, therefore items related to managed aircraft are included in discontinued operations.

Major classes of line items constituting loss from discontinued operations is as follows:

	Year Ended December 31,
	2024	2023
Revenue - Aircraft usage	$32,546	$37,765
Revenue - Managed aircraft	7,224	14,107
Costs of Revenue - Aircraft usage	43,488	51,245
Cost of Revenue - Managed aircraft	6,610	12,900
Selling, general and administrative	19,035	21,299
Gain (loss) from sale of equity method investment	—	886
Other Income from discontinued operations	9,902	—
Loss from discontinued operations	$(19,461)	$(32,686)

As part of the agreement with flyExclusive they assumed liabilities for insider cards generating a gain of $10.0 million for the Company that is included in discontinued operations for the year ended December 31, 2024.

Carrying amounts and major classes of assets included as part of discontinued operations is as follows:

	December 31, 2024	December 31, 2023
Accounts receivable	$1,027	$2,989
Prepaid and other assets	1,254	2,116
Property and equipment, net	3	5
Intangibles, net	1,200	1,391
Goodwill	635	635
Operating lease, right-of-use assets	—	1,278
Equity-method investment	—	154
Deposits	—	440
Total assets associated with discontinued operations	$4,119	$9,008

Carrying amounts and major classes of liabilities included as part of discontinued operations is a follows:

	December 31, 2024	December 31, 2023
Accounts payable and accrued liabilities	$6,344	$4,808
Operating lease liability	—	1,291
Credit facility and other loans	918	509
Customer deposits and deferred revenue	5,156	10,608
Deferred income tax liability	305	305
Total liabilities associated with discontinued operations	$12,723	$17,521

NOTE 6–INTANGIBLES
Finite-Lived Intangible Assets
The following is a summary of finite-lived intangible assets as of December 31, 2024 and 2023, in thousands:

December 31, 2024
	Cost	Accumulated Amortization	Net
Customer relationships	$—	$—	$—
	$—	$—	$—

	December 31, 2023
	Cost	Accumulated Amortization	Net
Customer relationships	$301	$(110)	$191
	$301	$(110)	$191

As of December 31, 2024, the Company impaired the value of the customer relationships asset and recorded a loss on the impairment of $130 thousand which is recorded in discontinued operations. Intangible asset amortization expense was $61 thousand and $61 thousand for the years ended December 31, 2024 and 2023, respectively and is included in discontinued operations.
Indefinite - Lived Intangible Assets
The following table summarizes the balances as of December 31, 2024 and 2023, of the indefinite-lived intangible assets, in thousand:

	December 31, 2024	December 31, 2023
Intangible asset - Part 135 certificate	$1,200	$1,200

The FAA Part 135 certificate for a total amount of $1.2 million relates to the certificate acquired from the GCA acquisition.
During the year ended December 31, 2023, the Company transferred its Fly Dreams LLC operations to GCA and sold its membership interest in Fly Dreams LLC, including Fly Dreams FAA Part 135 Certificate, with a carrying balance of $163 thousand, for a selling price of $550 thousand, which resulted in a gain in the amount of $387 thousand, which was reported in other income in the consolidated statement of operations for the year ended December 31, 2023. The Company did not recognize any impairment of the Part 135 certificates as of December 31, 2024, and 2023. The carrying value of the intangible is included in assets of discontinued operations.

NOTE 7 - MERGER TRANSACTION COSTS PAYABLE

Merger transaction cost payable consist of the following as of December 31, 2024 and 2023, in thousand:

	December 31, 2024	December 31, 2023
Transaction costs payable in common stock	$—	$4,250
Total	$—	$4,250

In connection with the business combination, the Company entered into three agreements (the “Agreements”) with financial institutions, in which the Company agreed to pay a success fee in the aggregate amount of $4.25 million to the financial institutions in case the Company consummates the acquisition. The success fees were to be paid in shares of the Company’s common stock and warrants during the 2024 fiscal year.

ASC 480 Distinguishing Liabilities From Equity requires liability classification for all instruments that embodies an unconditional obligation that the Company must or may settle by issuing a variable number of its equity shares, if, at inception, the monetary value of the obligation is based solely on a fixed monetary amount know at inception. As a result, the Company classified such liability in current liabilities as of December 31, 2023. In January 2024, the Company issued an aggregate number of 48,342 shares of common stock and 4,000 warrants in full settlement of the merger transactions costs of $4.25 million which was payable to three financial institutions. Such liability was accrued for and reported under merger transaction costs payable in shares in the consolidated balance sheet at December 31, 2023.
NOTE 8 – FORWARD PURCHASE AGREEMENT

On November 28, 2023, the Company Legacy Volato Vellar Opportunities Fund Master, Ltd. (“Seller”), entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). Pursuant to the terms of the Forward Purchase Agreement, the Seller could purchase, prior to the closing, up to 2.0 million shares (the “Maximum Number of Shares”) of the Company from third parties through a broker in the open market. The Number of Shares (as defined in the Forward Purchase Agreement) subject to the Forward Purchase Agreement could be reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the respective Forward Purchase Agreement.

Under the Forward Purchase Agreement the Seller was paid directly an aggregate cash amount equal to the product of (i) the number of shares as set forth in the pricing date notice and (ii) the redemption price paid by the Company on the Closing date to holders of its common stock who exercised their redemption rights in connection with the Business Combination.

During the year ended December 31, 2023, the Company paid an aggregate amount of approximately $18.9 million. The Company collected $2.4 million in December 2023, and recognized a loss on the change in fair value of the forward purchase agreement in the aggregated amount of $13.4 million, which was reported in other expenses in the consolidated statement of operations for the year ended December 31, 2023.

In July 2024, Seller notified the Company of the termination of the Forward Purchase Agreement, following a delivery of a notice establishing the Valuation Date (as defined in the Forward Purchase Agreement); upon termination, Seller was not obligated to pay the Company a cash amount. The Company recorded the impact of the notice in the second quarter of 2024. In the nine months ended September 30, 2024, the Company recognized a loss on the change in fair value of $3.0 million reported in other expenses in the consolidated statement of operations.

NOTE 9– FIXED ASSETS
Fixed assets consist of the following at December 31, 2024 and 2023 and is included in assets of continuing and discontinued operations:

	December 31, 2024	December 31, 2023
Machine and equipment	$188	$185
Automobiles	72	102
Website development costs	290	290
Computer and office equipment	5	11
Software development costs	579	437
	1,134	1,025
Less accumulated depreciation	(454)	(185)
	$680	$840
During the years ended December 31, 2024 and 2023, the Company recognized $193 thousand and $140 thousand of depreciation and amortization, respectively and is included in both continuing and discontinued operations.
NOTE 10 – DEPOSITS
Deposits consist of the following at December 31, 2024 and 2023, in thousand:

	December 31, 2024	December 31, 2023
Deposits on aircraft	$36,000	$40,300
Other deposits	300	75
Total deposits	$36,300	$40,375
Less current portion	(36,000)	(25,125)
Total deposits, non-current	$300	$15,250

Below is a breakdown of the deposits on aircraft as of December 31, 2024 and 2023, in thousand:

	December 31, 2024	December 31, 2023
Gulfstream aircraft deposits	$36,000	$39,000
Honda aircraft deposits	—	1,300
Total deposits on aircraft	$36,000	$40,300
Less current portion	(36,000)	(25,050)
Total deposits on aircraft non-current	$—	$15,250
Gulfstream Aerospace, LP
In 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G 280 aircraft for total consideration of $79 million with expected delivery throughout fiscal year 2025. The first Gulfstream G280 was delivered in the third quarter of 2024. The second Gulfstream G280 was delivered in January 2025. The remaining two Gulfstream G280’s are expected to be delivered throughout fiscal year 2025.

The Company has funded an aggregate amount of $48.0 million and $39.0 million in deposits towards the acquisition price of the four Gulfstream G 280 aircraft in accordance with the scheduled payment terms of the agreements as of December 31, 2024, and December 31, 2023, respectively. Upon delivery of the first Gulfstream G280 in the third quarter of 2024, $12 million of the deposits were applied toward the purchase price of the airplane.

During the year ended December 31, 2024, the Company funded $9.0 million, which was funded through the SAC Leasing G 280 line of credit. During the year ended December 31, 2023, the Company funded $27.0 million pursuant to the terms of the executed purchase agreements, of which $24.0 million was funded through SAC leasing G 280 Line of credit and $3.0 million was paid directly by the Company.
HondaJet
In 2022, the Company entered into aircraft purchase agreements with Honda Aircraft Company LLC, under which it paid $1.3 million of deposits for aircraft not yet delivered at December 31, 2023.
During the year ended December 31, 2023, the Company took delivery of three aircraft for a purchase price of $17.9 million.
In May 2023, the Company and Honda Aircraft Company, LLC entered into a HondaJet Fleet Purchase Agreement for the acquisition of twenty-three (23) HondaJet HA-420 Aircraft for a total aggregate purchase price of $161.1 million for delivery between the fourth fiscal quarter of 2024 and the fourth fiscal quarter of 2025. The Company took delivery of two aircraft related to this agreement. On September 10, 2024 the Company received notice from Honda Aircraft that the Honda FPA was terminated. Pursuant to the terms of the agreement, Honda Aircraft will retain the deposits that have previously been paid by the Company and the Company has to enter into individual purchase agreements for each aircraft for which a deposit had previously been paid. During the year ended December 31, 2024 the Company wrote-off the remaining deposit balance of $1.0 million and is recorded in selling, general, and administrative expenses.
NOTE 11 – EQUITY-METHOD INVESTMENT
The Company has the following equity method investments at December 31, 2023, in thousand and is included in discontinued operations:

December 31, 2023
Investment in Volato 158 LLC	$154
$154
The Company had one equity-method investment as of December 31, 2023: Volato 158 LLC, with a membership interest of 3.125%.
Volato 158 LLC
In August 2021, the Company executed an aircraft purchase agreement with Volato 158 LLC (“158 LLC”) and contributed an aircraft with a carrying amount of $4.2 million to 158 LLC for a 100% membership interest in 158 LLC. The investment in 158 LLC was initially consolidated as the Company had a controlling financial interest in 158 LLC until 2022 when the Company’s interest was reduced to 3.125%.
As of December 31, 2023, the Company had a remaining 3.125% interest in 158 LLC. In October 2024, the Company sold the interest in 158 LLC to flyExclusive. Based on its equity investment, the Company recorded a loss from its equity-method investment of $162 thousand and $3 thousand for the year ended December 31, 2024 and 2023, respectively.

NOTE 12 – REVOLVING LOAN AND PROMISSORY NOTE- RELATED PARTY
Revolving loan and promissory note with a related party consisted of the following at December 31, 2024 and December 31, 2023, in thousand:

	December 31, 2024	December 31, 2023
Dennis Liotta, March 2023 – 10% interest – promissory note due March 2024	$—	$1,000
Total notes from related party - current	$—	$1,000

Dennis Liotta - December 2021 Note
On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8.0 million that matured on January 1, 2023 (“December 2022 note”). The Company is required to make monthly payments of interest at a fixed rate of 4.0% per annum. The Company was required to make principal repayments at fixed scheduled dates. In the event of default, the entire unpaid principal balance together with all accrued but unpaid interest would become due and payable regardless of the maturity date. If the default occurs and remains uncured beyond the applicable grace period, then the entire unpaid principal balance shall bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500, indebtedness cross default, or bankruptcy proceedings.
In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company. The Company did not make its interest payments, thus triggering a default and increasing the interest rate to 9% plus an additional 5% on the missed payments.
The Company incurred approximately $370 thousand of interest and penalties during the three months ended March 31, 2023.

In the first quarter of 2023, the Company converted the unpaid principal balance of this revolving note and accrued interest into a convertible note for total principal balance of $6.0 million bearing interest at 4% and maturing on March 31, 2024. The notes were converted as part of the business combination.
Dennis Liotta - March 2023 note
On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1.0 million, with an effective date of February 27, 2023, which matured on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest are due at the maturity date. The March 2023 note included a ten percent (10%) interest rate per annum. On April 1, 2024, the March 2023 note was paid in full. Promissory note from related party was zero and $1.0 million as of December 31, 2024, and December 31, 2023, respectively.
The Company incurred $23 thousand and $25 thousand of interest during the year ended December 31, 2024 and 2023, respectively.

NOTE 13 – UNSECURED CONVERTIBLE NOTES
Unsecured convertible notes consisted of the following at December 31, 2024 and December 31, 2023, in thousand:

	December 31, 2024	December 31, 2023
2024 unsecured convertible notes, 4% coupon, due December 2025	$4,500	$—
Less unamortized debt discounts	(450)	—
Total unsecured convertible notes, net of discount	4,050	—
Less current portion	(4,050)	—
Total unsecured convertible notes, net of discount non-current	$—	$—

2024 unsecured convertible notes due December 2025 - 2024 Convertible note

During the year ended December 31, 2024, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”). Under the Securities Purchase Agreement, the Company may issue a series of convertible notes the “2024 Convertible note” for an aggregate principal not to exceed $36.0 million. During the year ended December 31, 2024, the Company issued convertible notes in an aggregate principal amount of $4.5 million, of which $4.1 million was funded as of December 31, 2024, representing an original issue discount of ten percent. Interest is payable quarterly at the Company’s option shall either be (i) paid in cash; (ii) paid-in-kind in shares of common stock; or (iii) compound and become additional principal outstanding. The Company recorded $14 thousand of accrued interest expense in the year ended December 31, 2024.
In conjunction with the issuance of the notes, the Company incurred $450 thousand of closing financing costs, which are presented as an offset to the convertible notes in the consolidated balance sheets as of December 31, 2024.
The 2024 convertible note is accounted for as a single liability measured at fair value in accordance with ASC 825-10.

NOTE 14 – CREDIT FACILITY AND OTHER LOANS
Credit facility and other loans consisted of the following at December 31, 2024 and December 31, 2023, in thousand:

	December 31, 2024	December 31, 2023
SAC Leasing G280 LLC credit facility, 12.5% interest, net of deposits	$28,000	$27,750
Less discounts	(247)	(376)
Total credit facility, net of discount and deposits	$27,753	27,374
SAC Leasing G280 LLC Line of credit
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million with expected deliveries in 2024 and 2025, of which an aggregate amount of $48.0 million was funded and paid as of December 31, 2024, partially through a credit facility from SAC leasing G 280.

During the year ended December 31, 2024, the Company funded an additional $9.0 million through the SAC Leasing G280 credit facility. During the year ended December 31, 2023, the Company funded an aggregate amount of $27.0 million, of which $24.0 million was funded through a credit facility from SAC leasing and $3.0 million was paid in cash.

During the year ended December 31, 2024, the Company increased its SAC leasing G280 line of credit by $9.0 million offset by a repayment in the amount of $9.0 million, which brings the carrying balance at $28.0 million as of December 31, 2024.
The Company incurred $68 thousand and $548 thousand of incremental closing costs, which are reported as debt discount against the liability in the consolidated balance sheets as of December 31, 2024, and December 31, 2023, respectively.

During the year ended December 31, 2024 and 2023, the Company amortized to interest expense $197 thousand and $146 thousand of debt discount, respectively.
The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility.

During the year ended December 31, 2024 and 2023, the Company incurred approximately $4.2 million and $2.2 million of interest under this facility, respectively.
The Company entered into the pre-delivery payment agreement on October 5, 2022, with SAC Leasing G280, LLC to obtain loans in the aggregate amount of $40.5 million for the purchase of four (4) Gulfstream G280 aircraft to be delivered in 2024 and 2025. The Board of Directors consented to the participation of Coastal States Bank, as a syndicate lender in the financing of add itional aircraft by SAC Leasing G280 LLC. On August 25, 2023, the Company and SAC Leasing V280, LLC entered into the first amendment to pre-delivery payment agreement. As of December 31, 2024, the Company had an aggregate amount of $28.5 million in promissory notes, of which 60% was solely to Coastal States Bank pursuant to the first amendment.

Term Loan

In July 2024, the Company entered into a business loan and security agreement (the “Loan”) with TVT Capital Sources LLC (the “Lender”), which provides for a term loan in the amount of $4.0 million. Net proceeds of $3.9 million were received by the Company and used to fund operations. The Loan bears interest at an annual percentage rate of 165% and matures on January 28, 2025, with principal and interest payments made weekly.

The Loan provides for events of default customary for term loans. As of December 31, 2024, the Company was in compliance with all covenants. The Loan is collateralized by all assets of the Company with the exception of the purchase agreements of G280 aircraft or any collateral pledged to SAC Leasing G280.

The Company incurred financing fees of $200 thousand, which were recorded as a direct discount to the debt and are being amortized over the term of the Loan. The Company amortized $164 thousand of financing fees in the year ended December 31, 2024. The Company recorded $1.7 million of interest expense related to the Loan in the year ended December 31, 2024.

In November 2024, the Company entered into an agreement with a third party to settle outstanding payables owed by the Company to designated vendors in exchange for a settlement amount in shares of common stock. As of December 31, 2024 in accordance with the agreement, the Company issued 639,720 shares for the payment of $1.475 million of principal and interest due to the Lender under the Loan and $725 thousand of payables related to a separate vendor. The Company recorded a $2.8 million loss on extinguishment of debt upon the settlement of each issuance equal to the fair value of the shares less the value of the shares calculated as of the closing stock price on the date of settlement.
NOTE 15 – RELATED PARTIES

Liotta Family Office, LLC

Liotta Family Office, LLC (“LFO”) is owned 20% by the Company’s Chief Executive officer, 60% owned by the father of the Company’s Chief Executive Officer, and 20% owned by the brother of the Company’s Chief Executive Officer. LFO currently owns, 74,372 Shares of Common Stock which represents 4% of the Company’s issued and outstanding Common Stock as of December 31, 2024.

During the year ended December 31, 2023, Liotta Family Office, LLC (“LFO”) entered into an unsecured promissory note for a total amount of $1.0 million (Note 12). The Company incurred approximately $23 thousand of interest during the year ended December 31, 2024. In April 2024, the promissory note and interest was paid in full.

Plane Co’s

The Company facilitated the formation of limited liability Plane Co’s, which are then funded by third party members prior to the sale and delivery of an aircraft purchased from Honda Aircraft that entered into the Company’s fractional program.

In October 2024, as part of the agreement with flyExclusive, Volato sold all of its interest in the Plane Co’s to flyExclusive.

The aggregate amount of revenue included in loss from discontinued operations generated from Plane Co’s totaled $3.1 million and $4.5 million for the year ended December 31, 2024 and 2023, respectively.

Expenses charged to the Company by Plane Co’s and included in loss from discontinued operations, totaled $2.8 million and $3.9 million for the year ended December 31, 2024 and 2023, respectively.

Balance due to Plane Co’s amounted to $4 thousand and $202 thousand as of December 31, 2024 and 2023, respectively.

NOTE 16 – INCOME TAXES
Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that would impact the consolidated financial statements or related disclosures.
Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company operated at a loss and the deferred tax asset is offset by a corresponding valuation allowance.
The net deferred tax assets and liabilities consist of the following amounts at December 31, 2024 and 2023, in thousands:

	2024	2023
Deferred Tax Assets
Allowance for doubtful Accounts	$—	$1
Investment in Plane Cos LLC	—	44
Loss carryforwards	18,398	11,521
Intangible	530	626
Interest expense limitations	2,484	659
Other	47	15
Total deferred tax assets	21,459	12,866
Deferred Tax Liabilities
Property and equipment depreciation	(25)	(74)
Valuation allowance	(21,738)	(13,096)
Total deferred tax liabilities	(21,763)	(13,170)
Net deferred tax assets (liabilities)	$(305)	$(305)
The Company has federal operating losses carryforward of approximately $73 million and $47 million available as of December 31, 2024 and 2023, respectively, to reduce future taxable income at the federal level, and it has net operating losses of approximately $68 million and $38 million at the state level, to offset $68 million and $38 million of future state taxable income, respectively.
A reconciliation from the statutory federal income tax rate to the effective income tax rate is as follows:

	2024	2023
Expected federal income taxes at statutory rate	21.00%	21.00%
State and local income taxes	4.54%	4.54%
Permanent differences	(3.76)%	(6.79)%
Change in valuation allowance	(21.35)%	(18.18)%
Other	0.82%	(0.69)%
Effective income tax rate	1.25%	(0.12)%

The primary differences between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to income (loss) before income taxes relate to state income taxes, and the recognition of a valuation allowance for deferred income tax assets. The net deferred tax liabilities relate to long lived assets with an indefinite life.

NOTE 17 – SHAREHOLDERS’ EQUITY (DEFICIT)

On December 1, 2023, the Company filed its Second Amended and Restated Articles of Incorporation with the State of Delaware. Our Certificate of Incorporation initially authorized the issuance of 81,000,000 shares, consisting of 80,000,000 shares of Class A Common Stock, $0.0001 par value per share, and 1,000,000 shares of Preferred Stock, $0.0001 par value per share. On October 28, 2024, the Company filed an amendment to the Certificate of Incorporation to increase the number of authorized shares to 201,000,000 shares consisting of 200,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

On February 12, 2025, the Board unanimously approved the Reverse Stock Split of the Company’s Common Stock, at a ratio of 1-for-25. The Reverse Stock Split became effective on February 24, 2025, with no change in par value. All share amounts have been retroactively adjusted to account for the Reverse Stock Split as if it occurred at inception. The Reverse Stock Split did not have an affect on the Authorized Common Stock.

The Company has authorized stock which have been designated as follows:

	Number of Shares Authorized	Number of Shares Outstanding As of December 31, 2024	Par Value
Class A Common Stock	200,000,000	1,843,852	$0.0001
Preferred Stock	1,000,000	—	$0.0001

Preferred Stock

No shares of preferred stock have been issued as of December 31, 2024 and 2023.

Class A Common Stock

Conversion of preferred stock shares (Series Seed, Series A-1, Series A-2 and Series A-3) into the Company’s Class A Common Stock.

Series A-1 Preferred Stock (Legacy Volato)

During the year ended December 31, 2023, the Company issued 96,443 shares of Series A-1 for a total cash consideration of $24.2 million.

Following the business combination, the Company converted its 96,443 shares of Series A-1 preferred stock issued and outstanding into 97,898 shares of Class A Common Stock of Volato Group, Inc. based on an exchange ratio of 1.01508.

Series A-2 Preferred Stock (Legacy Volato)

During the year ended December 31, 2023, the Company issued 133,105 Series A-2 shares of preferred stock from the conversion of the 2022 convertible notes in the aggregate principal amount of $19.1 million and $0.8 million of accrued but unpaid interest based on an effective conversion price of $149.55.

Following the business combination, the Company converted the 133,105 shares of Series A-2 preferred stock issued and outstanding into 135,112 shares of Class A Common Stock of Volato Group, Inc. based on an exchange ratio of 1.01508.

Series A-3 Preferred Stock (Legacy Volato)

During the year ended December 31, 2023, the Company issued 82,025 Series A-3 shares of preferred stock from the conversion of the 2023 convertible notes in the aggregate principal amount of $18.4 million and $0.1 million of accrued but unpaid interest based on an effective conversion price of $225.00.

Following the business combination, the Company converted the 82,025 shares of Series A-3 preferred stock into 83,262 shares of Class A Common Stock of Volato Group, Inc. based on an exchange ratio of 1.01508.

Conversion of PACI Class B Founder Shares into the Company’s Class A common stock

The shares of Class B common stock automatically converted into Class A common stock at the time of the closing of the business combination. Upon the business combination, the Company converted 275,343 shares of Class B common stock into an equivalent number of the Company’s shares of Class A common stock.

Conversion of PACI Class A Public Shares into the Company’s Class A common stock.

The Company converted 70,696 shares of non-redeemed PACI public shares into an equivalent number of Shares of Class A Common Stock of the Company following the business combination.

Issuance of Class A common Stock

In November 2024, the Company entered into an agreement with a third party to settle outstanding payables owed by the Company to designated vendors in exchange for a settlement amount in shares of common stock. As of December 31, 2024 in accordance with the agreement, the Company issued 639,720 shares for the payment of $2.2 million of outstanding payables. The Company recorded a $2.8 million loss on extinguishment of debt upon the settlement of each issuance equal to the fair value of the shares less the value of the shares calculated as of the closing stock price on the date of settlement.

Stock Options - Equity Incentive Plans

Summary of the 2023 Plan

The 2023 Stock Incentive Plan (the “2023 Plan”) was approved at the special meeting of the shareholders of the Company on November 28, 2023. The 2023 Plan provides for the grant of stock options (both incentive stock options and non-qualified stock options) stock appreciation rights, restricted stock, restricted stock units, performance-based awards, and other stock- and cash-based awards. The Company has reserved a pool of shares of Common Stock for issuance pursuant to awards under the 2023 Plan equal to 224,348 shares. As of December 31, 2024 the Company had 192,053 shares available for issuance.

Summary of the 2021 Plan

As of the effective date of the business combination, each then-outstanding unexercised option (whether vested or unvested) to purchase shares of Legacy Volato Common Stock granted under the 2021 Plan was assumed by Volato Group and shall be converted into a stock option (a “Volato Group option”) to acquire shares of Class A Common Stock of Volato Group, par value $0.0001 per share, in accordance with the business combination agreement.

The 2021 Plan became effective on August 13, 2021, and was in effect until November 20, 2023. No awards were granted under the 2021 Plan after the 2023 Plan Effective Date. Awards granted under the 2021 Plan that will be outstanding on the 2023 Plan Effective Date will be accelerated or continued in accordance with their terms subject to vesting schedules pursuant to the applicable restricted stock award agreement or option agreement.

The balance and activity of all stock options outstanding as of December 31, 2024, and 2023, is as follows:

	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)
Outstanding at December 31, 2022	100,305	$3.50	9.4
Granted	15,309	205.25
Cancelled	(12,551)	5.50
Exercised	(8,296)	3.00
Outstanding at December 31, 2023	94,767	$35.75	8.8
Granted	34,370	12.76
Cancelled	(77,910)	43.57
Exercised	(32,613)	3.63
Outstanding as of December 31, 2024	18,614	$5.59	7.5
Exercisable as of December 31, 2024	15,360	$4.03
The following table summarizes the range of exercise price, weighted average remaining contractual life (“Life”) and weighted average exercise price (“Price”) for all stock options outstanding as of December 31, 2024:

	Options Outstanding
Exercise Price	Shares	Life (in years)
$3.00	1,763	6.6
$3.50	13,562	7.2
$12.50	3,230	9.4
$177.75	44	0.0
$210.00	15	5.4
	18,614	7.5
The Black-Scholes option pricing model is used by the Company to determine the weighted-average fair value of share-based payments. The weighted average grant date fair value of stock options issued during the year ended December 31, 2024 and 2023, was $6.57 and $95.25 per share, respectively. The Company’s recognizes forfeitures as they occur.

The fair value of stock options on the grant date was determined using the following weighted-average assumptions during the year ended December 31, 2024 and 2023:

	For The Year Ending December 31,
	2024	2023
Expected term	5.8 - 6.25 years	2-6 years
Expected volatility	68%	30% - 71%
Expected dividends	None	None
Risk-free interest rate	3.8% - 4.5%	3.6%-4.6%
Forfeitures	None	None
As of December 31, 2024, the unrecognized compensation cost related to non-vested awards was $0.2 million and is expected to be recognized over a weighted average period of 1.9 years.

Restricted Stock

In June, 2024 the Company issued time-based restricted stock units and performance-based restricted stock units with market conditions that vest upon the Company’s Common Stock achieving a specific price per share.

Restricted stock unit activity for the period presented is as follows:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2023	—	$—
Granted	65,171	16.47
Vested	(7,355)	18.75
Forfeited	(28,736)	18.75
Outstanding at December 31, 2024	29,080	$13.64
The performance-based restricted stock units with market conditions was determined using a Monte Carlo simulation model.

As of December 31, 2024, unrecognized compensation expense for time based restricted stock units was $241 thousand and is expected to be recognized over the next 2.45 years.

Stock based compensation expense was $211 thousand and $82 thousand for the year ended December 31, 2024 and 2023, respectively.

Warrants

As of December 31, 2024 and 2023, there were 552,000 public warrants (note 4) and 609,195 private placement warrants issued and outstanding.

Private placement warrants

Simultaneously with the closing of the Initial Public Offering by PACI in 2021, the Company f/k/a Proof Acquisition Corp I consummated the private placement of 609,195 private placement warrants at a price of $25.00 per private placement warrant to the sponsor and Blackrock. Each private placement warrant is exercisable for one whole share of Class A common stock at a price of $287.50 per share. Such private warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by the Company. The private warrants are all exercisable as of December 31, 2024. There was no activity during the years ended December 31, 2024 and 2023.

Public warrants

Pursuant to the Initial Public Offering by PACI in 2021, the Company sold 1,104,000 Units at a price of $250.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole public warrant entitles the holder to purchase one share of Class A common stock at a price of $287.50 per share, subject to adjustment. A majority of the shares were redeemed before the merger transaction, but the warrants remain. As a result there are 552,000 warrants outstanding as of December 31, 2023.

The public warrants will become exercisable on the later of (a) 30 days after the completion of a business combination and (b) 12 months from the closing of the Initial Public Offering. The public warrants will expire five years after the completion of a business combination or earlier upon redemption or liquidation. The public warrants are all exercisable as of December 31, 2023. There was no activity during the years ended December 31, 2023 and 2022.

The following table is a summary of the Company’s warrant activity during the years ended December 31, 2024:

	Warrants	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)
Outstanding as of January 1, 2023	1,161,195	$287.50	5
Granted	—
Cancelled	—
Exercised	—
Outstanding as of December 31, 2024	1,161,195	$287.50	3.92 years
Exercisable as of December 31, 2024	1,161,195

NOTE 18 – COMMITMENT AND CONTINGENCIES
Honda May 2023 Purchase Agreement

On May 5, 2023, the Company entered into a HondaJet Fleet Purchase Agreement with Honda Aircraft Company. LLC, for the purchase and delivery of twenty-three (23) HondaJet HA-420 Aircraft for a total estimated purchase price of $161.1 million with expected delivery between the fourth fiscal quarter of 2024 and the fourth fiscal quarter of 2025. The Company took delivery and sold two aircraft related to this agreement. On September 10, 2024, the Company received notice from Honda Aircraft that the Honda FPA was terminated. Pursuant to the terms of the agreement, Honda Aircraft will retain the deposits that have been previously paid by the Company and the Company has to enter into individual purchase agreements for each aircraft for which a deposit had previously been paid. During the year ended December 31, 2024, the Company recorded a charge for the remaining deposit balance of $1.0 million which is recorded in selling general and administrative expenses.
Gulfstream Aerospace, LP
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million and with expected deliveries in 2024 through 2025, for which the Company made prepayments totaling $48.0 million and $39.0 million as of December 31, 2024, and December 31, 2023, respectively. The $48.0 million is non-refundable, except in some specific circumstances, and would serve as consideration for liquidated damages of $3.0 million per aircraft should the purchase agreement be terminated by the Company.
During the year ended December 31, 2024, the Company made additional payments of $9.0 million towards these agreements, of which $9.0 million was funded through the SAC Leasing G280 LLC credit facility. In September 2024, the Company took delivery of one Gulfstream G280 and received $12.0 million in deposits related to the aircraft, of which $9.0 million paid down the SAC Leasing G280 line of credit and $3.0 million was retained by the Company. In the first quarter of 2025, an addition $12 million in deposits was received as a result of the delivery of the second Gulfstream G280 and the return of $9 million in deposits related to the fourth Gulfstream G280. The $9 million in returned deposits were used to pay down the SAC Leasing G280 line of credit.
Future minimum payments under the purchase agreements with Gulfstream Aerospace, LP at December 31, 2024, are as follows, in thousands:

For the twelve months ended December 31,	Gulfstream G280 Fleet
2025	$26,270
Total expected contractual payments	$26,270
The Company has a credit facility in place with SAC Leasing G280 LLC to fund $40.5 million of the original $79.0 million due under these purchase agreements with Gulfstream Aerospace LP. The remaining balance to be funded by SAC Leasing G280 LLC is zero as of December 31, 2024.

Operating Leases
The Company leases property and equipment under operating leases. For leases with terms greater than 12 months, the Company records the related assets and obligations at the present value of the lease payments over the lease term. Many of the leases contain renewal options and/or termination options that are factored into our determination of lease payments when appropriate. The Company uses its incremental borrowing rate to discount lease payments to present value, as the rates implicit in its leases are not readily determinable. The incremental borrowing rate is based on the estimated interest rate for collateralized borrowing over a similar term of the lease at the commencement date.
Aircraft Leases
During 2023, the Company began leasing an aircraft with a term of five years which has fixed lease payments. The Company recognized an operating lease liability in the amount of the net present value of the future minimum lease payments, and a right-of-use asset, which is included in discontinued operations. The discount rate used for this lease was 12%, which was determined to be the incremental borrowing rate based on comparative secured financing in the marketplace at the inception of the fixed lease payments.
Lease expense is recognized on a straight-line basis over the lease term. Lease expense related to this lease consisting of fixed and variable lease costs was $78 thousand and $469 thousand for the years ended December 31, 2024 and 2023, respectively and is included in discontinued operations.
Additionally, the Company leases other aircraft under operating leases with remaining terms ranging from one to five years. These leases require lease payments that are variable and are dependent on flight hours that generate charter revenues, with no minimum lease payment commitments. Because of the variable nature of the lease payments, these leases are not recorded on our consolidated balance sheets as ROU assets and lease liabilities. Certain leases have renewal options to extend lease terms for additional periods ranging from three to twelve months.
Some of the aircraft leases have lease terms of 12 months or less. The Company has made a policy election to classify lease agreements with a lease term of 12 months or less as short-term leases. Accordingly, the Company has not recognized right-of-use assets or lease liabilities related to these lease agreements pursuant to the short-term election. The Company recognizes short-term lease costs on a straight-line basis over the lease term and accrues the difference each period between the amount expensed and the amount paid.
Variable lease costs associated with the aircraft operating leases were $7.7 million and $12.9 million for the years ended December 31, 2024, and 2023, respectively. Short-term lease costs on the aircraft leases were $196 thousand and $617 thousand for the years ended December 31, 2024, and 2023, respectively and is included in discontinued operations.

As of December 31, 2024, the Company had terminated all the aircraft leases as part of the flyExclusive agreement.
Airport Facilities
Our facilities leases are for space at airports throughout the south with remaining terms ranging from one to eleven months. These leases consist of hangar space and office space. The leases have lease terms of 12 months or less. Accordingly, the Company has not recognized right-of-use assets or lease liabilities related to these lease agreements pursuant to the short-term lease election. The Company has made a policy election to not separate lease and non-lease components for these facility leases. Short-term lease costs related to these leases were $70 thousand and $71 thousand for the years ended December 31, 2024, and 2023, respectively and is included in discontinued operations.

In January 2024, the Company began leasing space for aircraft with a term of 5 years with fixed lease payments. The Company recognized an operating lease liability in the amount of the net present value of the future minimum lease payments, and a right-of-use asset and is recorded in continuing operations. The discount rate used for this lease was 12%, which was determined to be the incremental borrowing rate based on comparative secured financing in the marketplace at the inception of the fixed lease payments.

Future estimated minimum lease payments by year and in aggregate, under the Company’s fixed payment operating lease consisted of the following at December 31, 2024:

For the years ended December 31,	Operating Leases
2025	$56,533
2026	56,533
2027	56,533
2028	37,689
TOTAL	$207,288
Sale-Leaseback Transactions
The Company entered into $15.7 million of sales-leaseback transactions related to aircraft during the years ended December 31, 2023. No sales-leaseback transactions occurred in 2024. The Company recorded gains of $3.4 million associated with these transactions, for the years ended December 31, 2023. Gains are recorded in gross profit in the consolidated statements of operations. The leases of the aircraft assets are operating leases which incur variable lease costs based upon usage as described above. These lease costs are expensed as incurred.
Legal Contingencies
From time to time, the Company receives claims of and becomes subject to consumer protection, employment, intellectual property and other commercial litigation related to the conduct and operation of the Company’s business. In connection with such litigation, the Company may be subject to significant damages. We may also be subject to equitable remedies and penalties. Such litigation could be costly and time consuming and could divert or distract Company management and key personnel from its business operations. The Company is currently the defendant in suits brought by vendors, customers and suits related to the transfer of the flight operations and leases to flyExclusive and does not currently believe that any of its outstanding litigation will have a material adverse effect on its financial statements or business. However, due to the uncertainty of litigation and depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect the Company’s business, results of operations, financial position, or cash flows.

In the Tampa Division of the U.S. District Court, in and for the Middle District of Florida on September 12, 2024, Joshua G. Newsteder, LouAnn Gray, and those similarly situated (the “Plaintiffs”) filed suit against the Volato Group, Inc. and Volato, Inc.(the “Defendants”) citing various allegations including that the termination of employment of 230 employees that occurred on August 30, 2024 violated requirements of the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et. seq. (“WARN Act”) (collectively, the “Dispute”). Plaintiffs are seeking unpaid wages or salary, benefits and other relief deemed by the court as just and proper. Volato Group, Inc. and Volato, Inc. deny all allegations. Current range of loss can not be estimated.
NOTE 20 – SUBSEQUENT EVENTS
Management has evaluated events that have occurred subsequent to the date of these consolidated financial statements and has determined that, other than those listed below, no such reportable subsequent events exist through March 31, 2025, the date the consolidated audited financial statements were issued in accordance with FASB ASC Topic 855, “Subsequent Events.”
On February 12, 2025, the Board unanimously approved the Reverse Stock Split of the Company’s Common Stock, at a ratio of 1-for-25. The Reverse Stock Split became effective on February 24, 2025, with no change in par value. All share amounts have been retroactively adjusted to account for the Reverse Stock Split as if it occurred at inception. The Reverse Stock Split did not have an affect on the Authorized Common Stock.

On March 20, 2025 the Company sold GC Aviation, Inc., which holds the FAA Part 135 certificate for $2.0 million, of which $1.8 million is a note receivable.

NOTE 21 – REVISION OF FINANCIAL STATEMENTS

The accompanying financial statements have been retrospectively revised and recast to present the managed aircraft operations of GC Aviation, Inc. as discontinued operations for all periods presented, following the sale of its Part 135 Certificate in the first quarter of 2025. The Company’s financial statements have been restated solely for this purpose, and do not reflect any adjustments for any other subsequent event.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned; thereunto duly authorized.

Date: March 31, 2025
Volato Group, Inc.
By:     /s/ Matthew Liotta
Name:    Matthew Liotta
Title:    Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew Liotta and Mark Heinen, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Annual Report and any and all amendments hereto, as fully and for all intents and purposes as he or she might do or could do in person, and hereby ratifies and confirms all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Matthew Liotta	Chief Executive Officer and Director	March 31, 2025
Matthew Liotta	(Principal Executive Officer)

/s/ Mark Heinen	Chief Financial Officer	March 31, 2025
Mark Heinen	(Principal Financial and Accounting Officer)

/s/ Nicholas Cooper	Director	March 31, 2025
Nicholas Cooper

/s/ Michael Nichols	Director	March 31, 2025
Michael Nichols

/s/ Chris Burger	Director	March 31, 2025
Chris Burger